Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Valassis Extends CEO’s Contract for Three More Years

Alan F. Schultz’s Contract Continues Through January 2012

Livonia, Mich., May 13, 2008: Valassis (NYSE: VCI), one of the nation’s leading marketing services companies, is pleased to announce that Alan F. Schultz, Valassis Chairman, President and Chief Executive Officer, has agreed to a three-year extension of his employment agreement.

Schultz’s previous contract was set to expire on Dec. 31, 2008, and under the new agreement, he will continue to lead Valassis through January 2012.

“I have studied leadership my entire career – as a West Point military officer, automotive business executive, entrepreneur and board member of several publicly held companies,” said Board member Joseph B. Anderson Jr., Chairman of Valassis’ Corporate Governance/Nominating Committee. “Al stands out as the highest example of leadership. He had a vision and has led his team to execute this vision despite significant opposition. Valassis is fortunate to have a leader of his caliber.”

Under Schultz’s leadership, the company has nearly quadrupled revenues and significantly diversified its customer base and product portfolio. In March of 2007, he led the company through a $1.2 billion acquisition of ADVO, Inc., the nation’s largest direct mail marketer. Today, shared mail represents more than half of the company’s revenue, and the significant improvements made to this business have contributed greatly to the company’s strong financial performance since the acquisition. On May 1, 2008, Valassis reported its third consecutive quarter of earnings growth. This positive momentum is evidence of the strong strategic rationale behind the shared mail acquisition and business integration plan.

“Al drove this acquisition under enormous scrutiny by investors, Board members and employees,” said Kenneth V. Darish, Presiding Director. “He believed the acquisition would improve earnings and brighten the future of Valassis. He was right and his vision continues to come to life with each step in the integration process. The Board has tremendous confidence in him.”

Wallace S. Snyder, President and Chief Executive Officer of the American Advertising Federation, and Valassis Board member, lauds Schultz for his strategic thinking and positioning Valassis at the forefront of consumer and client trends. “He has transformed Valassis from essentially a one-product company serving the consumer packaged goods industry to a global company offering more than 20 products and services to clients in a variety of industries.”

Schultz is quick to point out the company’s success is the result of a collaborative effort. “It is my privilege and honor to work with an incredibly talented and results-driven team,” Schultz said. “Our continued success is a tribute to the dedication of many and the spirit of teamwork throughout the company.”

Valassis has been recognized throughout Schultz’s leadership for its best place to work practices, corporate citizenship, business ethics, products, innovation and diversity.

“Al has been a true champion for diversity and has brought about real change at the company,” said Board member Marcella A. Sampson. “Today, 38% of Valassis associates are minorities. I have had the privilege of working with Al closely during the last 10 years. He has a true desire to make the company one of the best places to work for everyone.”

Schultz joined Valassis from Deloitte and Touche in 1984 and has held leadership positions throughout the company, including sales, marketing, operations and finance. He assumed his current role at Valassis in 1998.

Interested parties can review details of the employment agreement amendment by consulting the Form 8-K filed by the company today with the Securities and Exchange Commission.

About Valassis

Valassis is one of the nation’s leading marketing services companies, offering unparalleled reach and scale to more than 15,000 advertisers. Its RedPlum media portfolio delivers value on a weekly basis to over 100 million shoppers across a multi-media platform – in-home, in-store and in-motion. Through its newest offering – redplum.com – consumers will find compelling national and local deals online. Headquartered in Livonia, Michigan with approximately 7,000 associates in 28 states and nine countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its America’s Looking for Its Missing Children® program. Valassis companies include Valassis Direct Mail, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For more information, visit http://www.valassis.com or http://www.redplum.com.

Safe Harbor and Forward-Looking Statements

Certain statements found in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause the actual results, performance or achievements of Valassis to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from Valassis’ existing competitors; new competitors in any of Valassis’ businesses; a shift in client preference for different promotional materials, strategies or coupon delivery methods; an unforeseen increase in Valassis’ paper or postal costs; changes which affect the businesses of Valassis’ clients and lead to reduced sales promotion spending; challenges and costs of achieving synergies and cost savings in connection with the acquisition of ADVO and integrating ADVO’s operations may be greater than expected; Valassis’ substantial indebtedness, and its ability to incur additional indebtedness, may affect Valassis’ financial health; certain covenants in Valassis’ debt documents could adversely restrict Valassis’ financial and operating flexibility; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in Valassis’ clients’ promotional needs, inventories and other factors; Valassis’ failure to attract and retain qualified personnel may affect its business and results of operations; a rise in interest rates could increase Valassis’ borrowing costs; the outcome of ADVO’s pending shareholder lawsuits; possible governmental regulation or litigation affecting aspects of Valassis’ business; and general economic conditions, whether nationally or in the market areas in which Valassis conducts its business, may be less favorable than expected. These and other risks and uncertainties related to Valassis’ business are described in greater detail in its filings with the United States Securities and Exchange Commission, including Valassis’ reports on Forms 10-K and 10-Q, and the foregoing information should be read in conjunction with these filings. Valassis disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:

Mary Broaddus

Director, Corporate Communications

734-591-7375

broaddusm@valassis.com